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                                 SWAP AGREEMENT

THIS AGREEMENT is made the 18th day of January,   2000

B E T W E E N  :

    WEB2U Limited a United Kingdom Company having its registered office at Elder House, 526-528 Elder Gate, Milton Keynes, MK9 1LR, England ('WEB2U'); and

    JadooNet.com Limited a company organised and existing under the laws of India, whose registered office is at Mathurdas Mill Compound Ground Floor SB Marg Lower Parel Bombay 4000013 ('JADOO')

RECITALS

(a) WEB2U is the owner of the Intellectual Property Rights in the ISP Chip Set and the Product.

(b) WEB2U agrees to license to JADOO and JADOO agrees to accept from WEB2U the Software, the Hardware Components and the ISP Chip Set ("Goods").

(c) The Parties have agreed to enter into the commitments of this Agreement and regulate their rights in the manner appearing below.


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IT IS AGREED as follows :

1.  Interpretation

    1.1.1 "Valuation" shall mean the valuation of each of the Shares to be carried out by the appointed auditor in the Valuation Report at a date 3, 12, 15 and 24 months from the date of this agreement.

    1.2 "ISP Chip Set" shall mean the WEB2U propriety Internet Services Processor as described in the ISP Chip Set reference manual.

    1.3 "Shares" shall mean the shares of JADOO to be subscribed by WEB2U in accordance with clause4 (a) herein below.

    1.4 "Product" shall mean the WEB2U proprietary Internet Access Device incorporating the ISP Chip Set

    1.5 "Software" shall mean WEB2U proprietary Internet Access Devise software including operating system, Browser, e-mail, printer driver and enhancements

    1.6 "Valuation Report" shall mean the valuation report of Jadoonet.com Ltd to be prepared by one of the First Five global accountancy firms in relation to the value from time to time of the Shares.

    1.7 "Product Know-How Agreement" shall mean the Agreement of even date between the Parties hereto under which WEB2U has agreed to license the Know-How to JADOO.


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    1.7.  "Software Agreement" shall mean the Agreement of even date between the
          Parties hereto under which WEB2U has agreed to license the Software to JADOO.

    1.8 "First Valuation " shall mean the valuation of the Shares to be carried out by the appointed auditor in the Valuation Report at a date 3 months from the date of this agreement

    Any term not defined in this Agreement shall bear the meaning assigned to it in the Software Agreement and the Product Know-How Agreement.

2.  Commencement Date and Term

    2.1. This Agreement shall be effective only upon execution by the authorised representative of both Parties on the date first above shown ("Commencement Date").

    2.2. The term of this Agreement shall be for an initial period of five years from the Commencement Date and shall automatically renew for further periods of one year unless three months prior notice in writing of termination is given by either Party.

    2.3 This Agreement is subject to the receipt of all relevant regulatory/governmental approvals in India including under Exchange Control laws.



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3.  Software/Product

    3.1 In accordance with the provisions of the Software Agreement and the Product Know-How Agreement:

          3.1.1 JADOO shall place orders from time to time on WEB2U for the Software, and the Product, ("the Goods").

          3.1.2 WEB2U shall execute such orders not later than 30 days from receiving the same and despatch the Goods to JADOO.

          3.1.3 The price of ISP chip set will be communicated from time to time (quarterly basis) by WEB2U to JADOO.

    3.2 It is the express understanding of the Parties that notwithstanding the provisions of the Software Agreement and the Product Know-How Agreement, the price of the Software and the Know-How fees for the Product shall be paid in cash subject to the undertaking of WEB2U subscribing to the Shares in the manner provided herein.

    3.5   The Goods shall be dispatched on f.o.b. basis

4. Mode of discharge of Price of the Software and the Product Know-How fees

    (a) Subject to regulatory approvals relating to foreign investment in India from time to time a sum equivalent to [ ** ] of the Product know-how fees payable for the Product and a sum equivalent to [ ** ] of the Software Royalty for the first [ ** ] units of the Product manufactured in India and received by WEB2U, shall be invested by WEB2U in JADOO by WEB2U

** The omitted information is confidential and is being filed separately with the Securities and Exchange Commission.

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          subscribing to and such number of Shares as may be determined by the
          Valuation Report.


    (b) Following the production of the initial [ ** ] units WEB2U will determine at its option whether to invest a sum equivalent to [ ** ] of the Product Know how fees payable for the Product and a sum equivalent to [**] of the Software Royalty by subscribing the Shares as set out in clause 4(a) above or to retain the cash with WEB2U. After the production of [ ** ] units, WEB2U shall not have an option to invest a sum equivalent to [ ** ] of Software and the sum equivalent to [ ** ] of the product Know How fee in the Shares.


             The Valuation Report shall be prepared and the number of Shares calculated in the third and twelfth month of each of the first two years of this agreement. The number of Shares to be issued shall be calculated by taking a mean average of these prices in each year of this agreement discounted by [ ** ].


    (c) In an event that JADOO does not list the Shares on a suitable stock exchange during a period of 24 months from the date of signing the agreement, WEB2U may at its option require JADOO to repurchase the Shares from WEB2U at the price at which they were issued to WEB2U, subject to regulatory approvals in India. WEB2U shall have further option to deal with the Shares in a manner it deems fit, if JADOO fails to repurchase the Shares.


** The omitted information is confidential and is being filed separately with the Securities and Exchange Commission.

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    (d)   JADOO hereby warrants to WEB2U that it is a company in good standing duly organised and validly existing under the laws of India and has all corporate and legal authority to issue the Shares.


    (e) JADOO hereby agrees that during the term of this Agreement and for so long as WEB2U is the owner of any of the Shares, JADOO will adopt and comply with the minimum corporate governance requirements necessary for listing on the Nasdaq/National Markets

5   Limitation of Liabilities

    5.1   Force Majeure.

          Neither party shall be liable to the other for any delay, loss, damage or injury caused by acts of God, governmental order or regulation, restraining imposed by governmental action, national strikes, commotion, riots, war, war like situations, hostilities, governmental disposal, mobilisation, blockage, embargo, custody, revolution, fire, earthquake, tornado, explosion, storm, flood or for any other cause beyond its reasonable control (hereinafter referred to as Force Majeure).

    5.2 Notification of such delay, loss, damage, or injury arising solely from circumstances attributable to the Force Majeure shall be given as soon as possible and followed in writing to the other party within seven days of the occurrence of such an event.


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          order or part thereof of effected and such cancellation shall be without any liability on the part of WEB2U to pay for any costs or cancellation charge arising from such cancellation.


6   Severability

    If any section or subsection of this Agreement is found by competent authority to be void, voidable, illegal or otherwise unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

7   Whole Agreement.

    This Agreement contains the whole agreement between the Parties and supersedes any prior written or oral agreements between them in relation to its subject matter and the Parties confirm that they have not entered into this Agreement on the basis of any representations that are not expressly incorporated into this Agreement.

8   No Modification.

    This Agreement may not be modified except by an instrument in writing signed by both of the Parties of their duly authorised representatives.

9   Survival of Term.

    The warranties an indemnities and obligations of confidentiality contained in this Agreement and the provision for payment of any accounting in respect of continuing fees and other sums due to either party under this Agreement shall survive the termination or expiry of this Agreement.


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10  Arbitration.

    Any question or difference which may arise concerning the construction meaning or effect of this agreement or concerning the rights and liabilities of the parties or any other matter arising out of or in connection with this agreement shall be referred to a single arbitrator in London to be agreed between the parties. Failing such agreement within 30 days of the request by one party to the other that the matter be referred to arbitration in accordance with this clause such reference shall be to the to an arbitrator appointed by the President for the time being of the Law Society, London. The Arbitrator shall neither be an Indian or UK national. The decision of the arbitrator shall be binding upon the parties. Any reference under this clause shall be deemed to be a reference to arbitration within the meaning of the Arbitration Act 1996(UK)

11  Governing Law.

    11.1 This Agreement shall be governed in accordance with the laws of England and Wales.

    11.2 Where either Party has any complaint of the other under this Agreement it may at its option commence proceedings in any Court of competent jurisdiction in the Courts of England and Wales


SIGNED    /s/ William D. Snowdon
          ..............................................
          WEB2U  LIMITED

SIGNED    [illegible signature]
          ..............................................
          JadooNet.com Limited